EXHIBIT 10.1

                    SEPARATION AGREEMENT, RELEASE AND WAIVER

         This Separation Agreement, Release and Waiver ("Agreement") is voluntarily entered into by the parties the 1st day of February, 2007, by and between AMCORE Bank, N.A., its subsidiaries and affiliates ("AMCORE"), and John Hecht ("Executive").

         Whereas, Executive was employed by AMCORE as the Chief Commercial Officer of AMCORE; and

         Whereas, Executive's last day of employment will be February 1, 2007 (the "Separation Date"); and

         Whereas, AMCORE wishes to provide Executive with a separation package and Executive wishes to release, compromise, and settle any and all claims or disputes existing between them;

         NOW, THEREFORE, in consideration of the foregoing recitals and the premises and covenants set forth below, the parties agree as follows:

         1. AMCORE's Undertakings: AMCORE shall perform the undertakings described in this Section 1.

                  1.1 On August 2, 2007, AMCORE shall pay to Executive the gross sum amount of $289,000.00, minus all withholdings and deductions required by law (the "Separation Payment"), paid in one lump sum. The Separation Payment will be direct deposited into Executive's bank account used for normal payroll deposits unless Executive directs otherwise in writing. The parties acknowledge that although the Separation Payment is equivalent to twelve months of Executive's base salary as of the date of this Agreement, Executive shall not be entitled to any other compensation or benefits during the Separation Payment Period (as defined in Section 1.3) other than as specifically described in this Agreement.

                  1.2 If Executive makes a timely election to continue his group health insurance coverage under the federal law commonly known as "COBRA," AMCORE shall, at AMCORE's option, either pay the COBRA premiums for family coverage for both medical and dental insurance for a period of 18 months, or reimburse Executive for such premiums upon submission of proof of payment. Executive will receive more information on COBRA via regular mail service to his home.

                  1.3 AMCORE shall pay Executive's car allowance for a period of twelve months from his Separation Date (the "Separation Payment Period") at the rate of $1,458.33 per month.

                  1.4 AMCORE shall reimburse Executive's current country club dues for membership at Mauh-Nah-Tee See Country Club through December 31, 2007, at the rates and in accordance with AMCORE's policies for the payment of country club dues for its actively employed executive employees, as if Executive had remained actively employed through that date.

                  1.5 AMCORE shall pay for outplacement services for Executive, not to exceed $15,000, but only if Executive initiates contact with the outplacement provider within 14 days following the Effective Date (as defined in Section 8). In lieu of this benefit, AMCORE will pay for tax, legal or financial planning services, also not to exceed $15,000, but only if Executive initiates contact with the tax, legal or financial planning service within 14 days following the Effective Date.

                  1.6 AMCORE and Executive acknowledge that Executive is currently covered by a group policy for disability insurance. The parties believe that such group benefit includes a conversion feature that would permit Executive to convert the policy to individual coverage. In the event that Executive desires to convert such policy to individual coverage, AMCORE will cooperate and assist with Executive in doing so, provided that: (a) any such conversion must comply with the terms of the applicable plan document; and (b) Executive shall be solely responsible for the cost associated with any resulting individual policy of insurance.

                  1.7 AMCORE agrees that Executive will continue to be provided insurance coverage for a period of no less than five years from the Separation Date under and subject to the terms and conditions of AMCORE's existing Financial Directors & Officers policy, as such policy is modified, renewed and replaced from time to time, for any claims made against Executive for acts and omissions committed or occurring prior to the Separation Date and within the scope of his employment with AMCORE. If requested by Executive, AMCORE will deliver to Executive a proof of insurance, or other appropriate documentation, from the issuer of such insurance confirming that such insurance is in effect.

                  1.8 Executive shall be entitled to retain his laptop computer as his personal property; provided, however, that AMCORE's information technology department shall first "wipe" the hard drive of any information pertaining to AMCORE or its business.

                  1.9 AMCORE and Executive acknowledge that Executive is not entitled to participate in AMCORE's Short-Term Incentive Plan or Long-Term Incentive Plans that begin in 2007 (the "Incentive Plans"). Executive will be eligible to receive pro rata Long-Term Incentive Plan payments for 2005, 2006 and 2007, with the period of pro-rata participation calculated as ending on January 31, 2007. All payments will be in accordance with the terms and conditions of the applicable plan documents.

                  1.10 AMCORE shall reimburse Executive for his normal and necessary business expenses incurred before the Separation Date, in accordance with AMCORE's normal policies and procedures for the reimbursement of such expenses and upon receipt of such proper documentation for the expenses as is required by such policy.

                  1.11 Executive shall be entitled to continue to serve on those community boards on which he currently serves, with the exception of the Employer's Coalition on Healthcare, from which Executive agrees to resign as soon as practicable after the Separation Date.

                  1.12 AMCORE shall permit Executive to keep his current cell phone and shall release his cell phone number after the Separation Date so that Executive, if he chooses, may sign a contract with a cellular telephone service provider for which he is personally responsible and which continues to use his current cell phone number. Any costs involved in converting Executive's cell phone number to a personal number shall be incurred by Executive at his own expense.

                  1.13 The parties acknowledge that Executive is currently a participant in the AMCORE Financial, Inc. Amended and Restated Deferred Compensation Plan dated January 10, 2002 (the "2002 Deferred Comp Plan"), and that any benefits payable upon the termination of his employment under the 2002 Deferred Comp Plan will be payable pursuant to Article 9 of the Master Plan Document for the 2002 Deferred Comp Plan. At Executive's request, AMCORE agrees that the Committee (as defined in such Master Plan Document) shall cause any Termination Benefit (as defined in Article 9 of such Master Plan Document) payable to Executive to be paid in a lump sum rather than pursuant to an Annual Installment Method of 5 years, all as described and permitted under Section 9.2 of such Master Plan Document.

                  1.14 The parties acknowledge that Executive is also currently a participant in the AMCORE Financial, Inc. Supplemental Executive Retirement Plan dated May 20, 1998 (the "1998 SERP") and that any benefits payable upon the termination of his employment under the 1998 SERP will be payable pursuant to
Article IV Section 4.2(b) of that 1998 SERP. The parties hereby agree that the benefit amount due to Executive under the 1998 SERP is $430,000, and Executive hereby waives and releases any claim that he is due any amount exceeding $430,000 under the 1998 SERP. The parties further acknowledge that Article IV
Section 4.2(b) of the 1998 SERP currently requires that amounts paid to participants pursuant to that Section must be paid in a lump sum not later than sixty (60) days after termination of employment. Notwithstanding such provision, Executive requests that AMCORE defer the payment of such lump sum until August 2, 2007, and AMCORE agrees to Executive's request unless it is advised in writing by its compensation consultants that any such deferral would be prohibited by law, would disqualify the 1998 SERP or would result in other adverse consequences to AMCORE or to the other participants in the 1998 SERP. If AMCORE is able to defer payment of any amounts due Executive under the 1998 SERP until August 2, 2007, under the terms described in the preceding sentence (i) Executive agrees to release and waive any claim that such deferral violates the terms of the 1998 SERP; and (ii) AMCORE, in recognition of the fact that it will have the benefit of the use of the amounts to be paid to Executive under the 1998 SERP for the period of such deferral, hereby agrees to pay Executive on August 2, 2007, the lump sum of $11,180, minus any deductions required by law. If permitted by law, AMCORE shall treat such payment as non-wage income to Executive rather than as wages for purposes of tax reporting and withholding.

                  1.15 The parties acknowledge that Executive is also currently a participant in the AMCORE Financial, Inc. 1994 Stock Option Plan, the 2000 Stock Incentive Plan, the AMCORE Stock Option Advantage Plan, and the 2005 Stock Award and Incentive Plan (the "Stock Incentive Plans"). Nothing in this Agreement shall be construed or interpreted as releasing or waiving any vested rights that Executive might have under any of such Stock Incentive Plans.

                  1.16 AMCORE agrees that Executive, in connection with obtaining other employment, may refer possible employers of Executive to Kenneth Edge and/or Donald Wilson for a reference regarding Executive and such individuals will be permitted to speak freely to such possible employers regarding Executive, including without limitation providing their opinions of Executive's work performance, character, attitude, ethics, and suitability for employment. Executive hereby consents to Messrs. Edge and Wilson engaging in discussions with such employers and providing any information or opinions which they or AMCORE possess regarding Executive, and Executive hereby waives all rights to bring any action for defamation, invasion of privacy or any similar cause against either such person based upon such disclosures or communications. Nothing in this paragraph shall be construed as requiring either Mr. Edge or Mr. Wilson to provide any information to any such possible employers.

         2. Executive's Additional Undertakings. As of the Effective Date, Executive agrees to the following undertakings and obligations.

                  2.1 Release and Waiver. Executive hereby releases, acquits, and forever discharges AMCORE, its officers, directors, shareholders, agents, employees, parent, affiliated and subsidiary companies, successors or assigns, from any and all claims, charges, demands, damages, debts, liabilities, obligations, costs, expenses, attorneys' fees, rights in law or equity, actions and causes of action of every kind and nature whatsoever, whether or not now or heretofore known, suspected or unsuspected, by reason of anything whatsoever from the beginning of time up to the date hereof, including without limitation the termination of his employment as of the Separation Date. THIS INCLUDES, BUT IS NOT LIMITED TO, TORT CLAIMS (INCLUDING WITHOUT LIMITATIONS CLAIMS FOR LIBEL AND DEFAMATION), CONTRACTUAL AND QUASI-CONTRACTUAL CLAIMS, AND STATUTORY CLAIMS, INCLUDING, BUT NOT LIMITED TO, CLAIMS UNDER THE ILLINOIS HUMAN RIGHTS ACT, THE WAGE PAYMENT AND COLLECTION ACT, THE WHISTLE-BLOWERS ACT, ANY OTHER APPLICABLE STATE OR LOCAL STATUTE, CODE, REGULATION OR ORDINANCE, THE FAIR LABOR STANDARDS ACT, THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THE OLDER WORKERS BENEFITS PROTECTION ACT, THE FAMILY AND MEDICAL LEAVE ACT OF 1993, THE AMERICANS WITH DISABILITIES ACT, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, SARBANES-OXLEY, AND ANY OTHER APPLICABLE FEDERAL STATUTE OR REGULATION; provided, however, that the parties agree and acknowledge that Executive by signing this Agreement does not waive or release any claim: 1) to vested benefits under any employee benefit plan that is regulated by the Employee Retirement Income Security Act (provided, however, that Executive agrees that he has waived any right to claim benefits under the 1998 SERP other than those specifically described in Section 1.14, as well as any right to claim that a deferral of payment of benefits until August 2, 2007, violates the terms of the 1998 SERP); 2) that first arises after the date Executive signs this Agreement; 3) for indemnification against third party claims arising from Executive's acts or omissions prior to the Separation Date and within the scope of his employment, and only to the extent that a right of indemnification would otherwise exist under an applicable statute, articles of incorporation or bylaws; or 4) under this Agreement.

                  2.2 Non-Disparagement. Executive agrees that he will not make or publish any written or oral statement or remark (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which is disparaging, deleterious or damaging to the integrity, reputation or good will of AMCORE or its employees or management.

                  2.3 Agreement Not to Sue. Executive agrees that he shall neither file nor instigate the filing of any suit, claim, or charge based upon or related to his employment against AMCORE, its officers, employees, or agents, with any federal, state, or local court or administrative agency, body, or tribunal. This provision shall not apply to any claims that are not waived under
Section 2.1 above.

                  2.4 Agreement Not to Seek Reinstatement. Executive agrees that he shall not apply for or seek reinstatement, reemployment or employment with AMCORE or any division, department, or subsidiary thereof after the Separation Date. Employee agrees that he may be reinstated for employment at AMCORE if management seeks such reemployment by Executive and Executive desires to be reemployed at AMCORE.

                  2.5 Agreement to Return Property. Immediately after the Separation Date, Executive agrees to return any and all AMCORE property in his possession and control, including, but not limited to, all originals and copies of any files, memos, or other documents (including all electronically stored information such as computer programs and files) he may have in his possession.

                  2.6 Agreement To Cooperate. Executive agrees that, if asked, he will, until the expiration of the Separation Payment Period (i) cooperate in transitioning all matters under his authority, and (ii) provide his full cooperation and knowledge to AMCORE regarding any matter in which he was involved while employed should AMCORE deem such cooperation and/or knowledge necessary or desirable.

                  2.7 Confidentiality of the Agreement. Except as otherwise required by law, Executive agrees to keep the existence and provisions of this Agreement confidential and not disclose the existence or content of this Agreement to any other person other than his spouse and tax and legal advisors, each of whom shall agree to maintain the same level of confidentiality. Notwithstanding the foregoing, Executive shall not be required to maintain the confidentiality of any information that is publicly disclosed by AMCORE, including without limitation information that AMCORE is required to disclose by filing a U.S. Securities & Exchange Commission Form 8-K.

                  2.8. Limited Noncompetition and Nonsolicitation Agreement.

                           2.8.1 Acknowledgements. Executive acknowledges that
AMCORE is currently engaged in various activities related to commercial banking services (collectively, the "Business"). Executive acknowledges that the position held by him was one of trust and confidence and that AMCORE disclosed to Executive, and Executive had access to, confidential information of a technical or business nature relating to the Business that is not known to the industry at large and which Executive did not know prior to his employment with AMCORE. Such information ("Confidential Information ") may concern lists and other identifications of customers and prospects, customer histories, pricing techniques and processes, specialized business methods, techniques, plans and know-how relating to the business of AMCORE, advertising and marketing materials and concepts, customer information, methods for developing and maintaining business relationships with customers and prospects, procedural manuals, employee training and review programs and techniques, technical product and service information, AMCORE's internal financial information and other confidential and/or proprietary information and/or trade secrets of AMCORE. Executive recognizes that the Confidential Information constitutes a valuable and unique asset of AMCORE developed and perfected over considerable time at substantial expense to AMCORE. Executive further acknowledges that AMCORE has, with considerable effort and at significant expense, developed "good will" and long-term relationships with its customers.

                           2.8.2 Limited Agreement Not to Compete. For a period
of one year from his Separation Date (the "Restricted Period"), Executive agrees that he will not directly or indirectly engage in, or have any interest in any person, firm, corporation, limited liability company, limited liability or general partnership, business or other entity (collectively, a "Person") (whether as an employee, officer, director, member, manager, agent, independent contractor, partner, investor, lender, consultant, or otherwise) that engages in any activity that competes with or is competitive with the Business anywhere within a 25-mile radius of Corporate Headquarters address 501 7th Street, Rockford, Illinois (the "Restricted Territory"). For purposes of this paragraph, prohibited activities will be deemed to be occurring within the Restricted Territory if the Executive or Person: i) has any fixed or permanent location within the Restricted Territory from which he or it conducts activities that compete with the Business; ii) actually conducts any competitive activities within the Restricted Territory; and/or iii) issues a loan or any commercial banking product/service to any customer that is located within the Restricted Territory. In the event that Executive violates this paragraph, Executive agrees that the period of proscription shall be extended to a period of two years from the date that he ceases (whether voluntarily, by court order or otherwise) to engage in or do those acts constituting the violation of this paragraph. Notwithstanding the foregoing, Executive may own 1% or less of the issued and outstanding shares of stock in any publicly traded company, regardless of whether such company engages in the activities described in this paragraph.

                           2.8.3 Agreement Not to Solicit Customers. Executive
agrees that during the Restricted Period he will not directly or indirectly (whether on his own account or as an employee, consultant, partner, joint venturer, owner, officer, director, member, manager, investor, creditor or stockholder of any other Person) solicit, divert, or take away or attempt to solicit, divert, or take away from AMCORE the business of any Person who was a customer of AMCORE at the time Executive's employment with AMCORE ended. For purposes of the paragraph, a Person will be deemed to have been a customer of AMCORE at the time Executive's employment ended if AMCORE sold, brokered or otherwise provided any investment and/or financial product and/or service to such Person at any time in the one-year period prior to the end of Executive's employment. Notwithstanding the foregoing, the parties agree that the restriction applies only to solicitations the purpose of which is to conduct activities that compete with or are competitive with all or any portion(s) of the Business. In the event that Executive violates the paragraph, Executive agrees that the period of proscription shall be extended to a period of three years from the date that he ceases (whether voluntarily, by court order or otherwise) to engage in or do those acts constituting the violation of the paragraph.

                           2.8.4 Agreement to Maintain Confidentiality.
Executive will at all times keep confidential all of AMCORE's proprietary and/or confidential information and trade secrets that he may have learned at any time during the course of his employment. Executive shall not communicate or divulge such information to any other person, other than as specifically directed or permitted by AMCORE. Executive understands and agrees that all files, records or other documents containing such proprietary or confidential information and trade secrets shall remain the exclusive property of AMCORE. Executive agrees that the types of information covered by these restrictions include without limitation strategic plans, marketing plans, and market analyses.

                           2.8.5 Agreement Not to Solicit Employees. Executive
agrees that during the Restricted Period he will not induce, or attempt to induce, directly or indirectly, any employee, consultant or agent of AMCORE to terminate any relationship with AMCORE. In the event that Executive violates the paragraph, Executive agrees that the period of proscription shall be extended to a period of two years from the date that he ceases (whether voluntarily, by court order or otherwise) to engage in or do those acts constituting the violation of the paragraph.

                  2.9 Resignations. Executive agrees that he will be deemed to have resigned as of February 1, 2007, from all positions (except his position as a part-time employee of AMCORE), including without limitation any and all positions as an officer, director, and/or committee member from AMCORE and any AMCORE-affiliated organization. Executive shall provide such written notices as may be required by the bylaws, rules and regulations of such AMCORE-affiliated companies, committees and organizations of which he is a member.

                  2.10 Agreement Not to File for Unemployment Benefits. Executive agrees that, in the event he files any claim for unemployment benefits during the Separation Payment Period, he shall forfeit any benefits payable to him during such Separation Payment Period pursuant to this Agreement.

         3. Notice to Executive. THIS DOCUMENT HAS SPECIFIC LEGAL CONSEQUENCES. Executive acknowledges that he is a highly-educated and sophisticated individual whose career has consisted of reading, interpreting and working with legal documents, that he has had a sufficient opportunity to review this Agreement and its contents, and that he understands the contents of this Agreement and their legal effect. Executive acknowledges that all of his questions regarding this Agreement have been answered.

         4. Cooling Off Period:

                  4.1 AMCORE will hold the offer open for a period of 21 calendar days from the date it is first presented to Executive. Executive has until the expiration of the 21-day period in which to decide whether or not to accept the offer.

                  4.2 Executive acknowledges that he had 21 calendar days from the date in which AMCORE first presented the document to him in which to consider the terms contained herein, and that he did not have to sign the document until the expiration of that 21-day period. Executive's signature below constitutes his acknowledgement of that 21-day period. The offer will expire by its own terms if AMCORE has not received a signed original of this Agreement within 21 days of the date it was first presented to Executive.

                  4.3 Executive understands that, even if he signs this Agreement, he can revoke his acceptance by submitting a written revocation to AMCORE within 7 calendar days after signing this Agreement. To be effective, Lori Burke at AMCORE must receive the written revocation within 7 calendar days of Executive's signing the Agreement.

                  4.4 The document has specific legal consequences, and you should consult an attorney before signing it. Executive represents and warrants that he has had the opportunity to seek the assistance and advice of his own legal counsel and that the terms of this Agreement have been explained to him.

         5. No Admission: AMCORE admits no liability as a result of this Agreement and its performance of the terms contained herein.

         6. Tax Consequences: AMCORE makes no representations regarding the tax treatment of any payments made to Executive pursuant to this Agreement. Executive understands that all payments made to Executive will be reported to the appropriate authorities as income to Executive. Notwithstanding the foregoing, AMCORE represents and warrants to Executive that, to the best of its knowledge, under the statutes and regulations that have been issued as of the date of this Agreement the 2002 Deferred Comp Plan complies with Internal Revenue Code ss.409A and, to the best of AMCORE's knowledge, under the statutes and regulations that have been issued as of the date of this Agreement the payment of amounts to Executive under that 2002 Deferred Comp Plan will not result in any accelerated or additional tax liability resulting from an application of Internal Revenue Code ss.409A to such payments.

         7. Allocation of Consideration. Payments made to Executive pursuant to this Agreement, which exceed any compensation otherwise owed to Executive, shall be evenly allocated among Executive's undertakings under Section 2 of this Agreement. Executive acknowledges that AMCORE is under no legal obligation to make the payments and consideration described in Sections 1.1 through 1.5, 1.7,
1.8 or 1.12 of this Agreement, or the additional $11,180 described in Section
1.14 of this Agreement, and that such payments represent gratuitous payments by AMCORE in exchange for Executive's undertakings hereunder.

         8. Effective Date. The "Effective Date" of this Agreement shall be the date seven calendar days after Executive has signed this Agreement, unless Executive has revoked his acceptance of this Agreement pursuant to Section 4.3.

         9. No Assignment. Executive represents and warrants to AMCORE that he has not assigned any interest in any claim that he is releasing herein.

         10. General Provisions:

                  10.1 Governing Law. This Agreement is executed under and shall be construed, interpreted and enforced according to the substantive laws of the State of Illinois, without respect to choice of law principles, and shall be binding and inure to the benefit of the parties hereto and their respective successors and assigns.

                  10.2 Entire Agreement. This Agreement contains the entire agreement of the parties and may not be modified, supplemented, or otherwise amended except in a document signed by both parties.

                  10.3 Duplicate Originals. This Agreement may be executed on separate duplicate originals.

                  10.4 Severability and Blue-Penciling. If any provision(s) of this Agreement as applied to any part or to any circumstances are adjudged by a court of competent jurisdiction to be invalid or unenforceable, the court shall have the authority to reform the invalid or unenforceable part to make it valid and enforceable, while giving the maximum permitted effect to the original intent of the parties in making the provision. In the event any provision(s) of this Agreement as applied to any part or to any circumstances are adjudged by a court of competent jurisdiction to be invalid or unenforceable, and they cannot be reformed in a fashion to make them valid and enforceable, the same will in no way affect any other provisions of this Agreement, the application of such provision in any other circumstances, or the validity or enforceability of this Agreement. The foregoing clause is not intended to be an admission or evidence that the geographic extent or duration of this Agreement is unreasonable.

                  10.5 Venue. For the purpose of any suit, action or proceeding arising out of or relating to this Agreement, AMCORE and Executive irrevocably consent and submit to the jurisdiction and venue of any state or federal court of competent jurisdiction located within Winnebago County, Illinois, and agree that such courts shall have exclusive jurisdiction to entertain any such suit, action or proceeding. Executive agrees that service of the summons and complaint and all other process that may be served in any such suit, action or proceeding may be effected by mailing by registered mail a copy of such process to Executive at his last known home address. Executive irrevocably waives any objection which he may now or hereafter have to the venue of any such suit, action or proceeding brought in such court and any claim that such suit, action or proceeding brought in such court has been brought in an inconvenient forum and agrees that service of process in accordance with the Section will be deemed in every respect effective and valid personal service of process upon the Executive. Nothing in this Agreement will be construed to prohibit service of process by any other method permitted by law. The provisions of the Section will not limit or otherwise affect the right of AMCORE to institute and conduct an action in any other appropriate manner, jurisdiction or court. Executive agrees that final judgment in such suit; action or proceeding will be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.

                  10.6 WAIVER OF JURY TRIAL. AMCORE AND EXECUTIVE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY LITIGATION RELATING TO THIS AGREEMENT. IN SO DOING, EACH PARTY INTENDS THAT ANY CLAIMS AND DISPUTES ARISING HEREUNDER WILL BE RESOLVED BY A JUDGE ACTING WITHOUT A JURY IN ORDER TO AVOID THE DELAYS, EXPENSES AND RISKS OF MISTAKEN INTERPRETATION THAT EACH PARTY ACKNOWLEDGES ARE MORE LIKELY WITH A JURY TRIAL THAN WITH A NON-JURY TRIAL.

                  10.7 Remedies. Executive acknowledges that it would be impracticable or extremely difficult to fix the actual damages resulting from a breach of the covenants made in this Agreement, and that such breach would likely cause irreparable harm to AMCORE. Accordingly, Executive understands and agrees that if Executive materially breaches this Agreement, AMCORE shall have the right to terminate any remaining payments due to Executive under this Agreement specifically referenced in Section 7, recover all amounts already paid to Executive and, in addition to such termination and recovery, enjoin him in addition to any other rights AMCORE may have. Either party shall be entitled to all its or his costs and reasonable attorneys' fees in any action to enforce this or any other provision of this Agreement.



                  ****Signatures Appear on Following Page ****

         IN WITNESS WHEREOF, this Agreement has been executed the day and year first written above.

                                             AMCORE Financial, Inc.



                                             By /s/ James S. Waddell
                                                --------------------------------
                                                    James S. Waddell
                                                    Chief Administrative Officer




                                             Executive:



                                             /s/ John Hecht
                                             -----------------------------------
                                                 John Hecht